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                                                                   Exhibit 23.1

                    CONSENT OF KPMG LLP INDEPENDENT AUDITORS







The Board of Directors
Talarian Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-41946) on From S-8 of Talarian, Corporation of our report dated October 31, 2000, except as to Note 10, which is as of December 22, 2000, relating to the consolidated balance sheets of Talarian, Corporation and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2000, and the related financial statement schedule, which report appears herein.




Mountain View, California
December 22, 2000